Exhibit 99.1

WILLDAN GROUP REPORTS FOURTH QUARTER AND FULL YEAR 2013 FINANCIAL RESULTS

Investment Community Conference Call Today at 5:00 p.m. Eastern Time

ANAHEIM, Calif. — March 25, 2014 — Willdan Group (NASDAQ: WLDN), a provider of professional technical and consulting services, today reported financial results for the fourth quarter and fiscal year ended December 27, 2013, and provided a business update.

For the fourth quarter of 2013, Willdan reported total contract revenue of $22.5 million and net income of $0.7 million, or $0.10 and $0.09 per basic and diluted share, respectively.

For the fiscal year ended December 27, 2013, Willdan reported total contract revenue of $85.5 million and a net income of $2.6 million, or $0.36 and $0.35 per basic and diluted share, respectively.

“We are pleased with our results for the year,” said Tom Brisbin, Willdan’s Chief Executive Officer.  “Our Engineering Services segment benefited from recovery in the residential housing market and additional opportunities to outsource staffing for cities facing financial challenges.  We reported lower year-over-year revenues from our Energy Efficiency Services segment in 2013.  This was due mainly to changes in our project with Consolidated Edison of New York, including our transition to self-performing most of our energy subcontract work, which decreased pass-through revenue and costs.

“We are excited about the California High Speed Rail project.  We performed our initial contract services in December on this project under a limited notice to proceed and will be bidding with our joint venture partners on the next two segments that we expect will be awarded in the second half of 2014.

“We believe our prospects for 2014 are bright.  In the latter part of last year, we created a new group in our Engineering Services segment that is dedicated to large-scale, high-value infrastructure projects and we expect this group and our full Engineering Services segment to be growing contributors to revenues in 2014.  We will continue to manage expenses carefully and expect another more profitable year in 2014.”

Fourth Quarter Financial Highlights

Total contract revenue for the fourth quarter of 2013 was $22.5 million compared with $22.9 million for the fourth quarter of 2012. The decrease was due primarily to lower energy efficiency services in the State of New York.  Engineering Services contract revenue for the fourth quarter of 2013 of $9.2 million increased by 7.8% from the prior year, due mainly to greater demand for our city engineering, building and safety, construction management and geotechnical services in California.  For the fourth quarter of 2013, revenues from Public Finance Services were $2.4 million and Homeland Security Services were $1.3 million.

Net income for the quarter ended December 27, 2013 was $0.7 million, or $0.10 per diluted share, as compared to net income of $0.3 million, or $0.04 per share, for the comparable quarter ended December 28, 2012.

Revenue, net of subcontractor costs, for the fourth quarter of 2013 was $17.7 million, as compared to revenue, net of subcontractor costs for the fourth quarter of 2012 of $15.8 million.

Direct costs of $13.5 million for the fourth quarter of 2013 decreased 17.0% compared with the prior period, primarily as a result of a decrease in direct costs within our Energy Efficiency Services segment of $11.5 million. Adjusted EBITDA (as defined below) was $0.9 million compared with $1.4 million for the fourth quarter of 2012.

Full Year 2013 Financial Highlights

Total contract revenue for 2013 was $85.5 million compared with $93.4 million for 2012, primarily due to a 20.9% decline in revenue from our Energy Efficiency Service segment to $36.0 million, as a result of a decrease in services provided in the state of New York.  Engineering Services contract revenue for 2013 of $35.2 million increased by 3.5% from the prior year, due mainly to demand for city engineering services, building and safety, construction management and geotechnical services in California.  For 2013, revenues from Public Finance Services were $9.8 million and Homeland Security Services were $4.4 million.

Net income for 2013 was $2.6 million, or $0.35 per diluted share, compared with a net loss of $17.3 million, or $2.37 per share.

Revenue, net of subcontractor costs, for 2013 was $68.7 million, compared to revenue, net of subcontract costs for 2012 of $57.3 million.

Direct costs of $48.9 million for 2013 decreased 17.0% compared with 2012, primarily as a result of a decrease in subcontractor services and other direct costs used primarily by the Energy Efficiency Services segment. Operating income of $2.6 million for the fiscal year ended December 27, 2013 improved substantially from an operating loss of $19.3 million for the fiscal year ended December 28, 2012, which included a $15.2 million impairment of goodwill charge.  Adjusted EBITDA was $3.4 million compared with a loss of $3.3 million for 2012.  Income tax expense for 2013 was $0.1 million compared with a benefit of $2.1 million for 2012.

Willdan reported $8.1 million in cash and cash equivalents at December 27, 2013, compared with $10.0 million at December 28, 2012.  Willdan’s primary sources of liquidity are cash generated from operations and a revolving line of credit with BMO Harris Bank, N.A., which matures on March 24, 2016.

At December 27, 2013, Willdan had federal and state operating loss carryovers of $6.8 million and $9.8 million, respectively.

Use of Non-GAAP Financial Measures

“Revenues, net of subcontractor costs,” a non-GAAP financial measure, is a supplemental measure that Willdan believes enhances investors’ ability to analyze our business trend and performance because it substantially measures the work performed by our employees.  In the course of providing services, we routinely subcontract various services.  Generally, these subcontractor costs are passed through to our clients and, in accordance with GAAP and industry practice, are included in our revenue when it is our contractual responsibility to procure or manage these activities.  Because subcontractor services can vary significantly from project to project and period to period, changes in revenue may not necessarily be indicative of our business trends.  Accordingly, we segregate costs from revenue to promote a better understanding of our business by evaluating revenue exclusive of costs associated with external service providers. A reconciliation of contract revenue as reported in accordance with U.S. Generally Accepted Accounting Principles (GAAP) to revenues, net of subcontractor costs is provided at the end of this news release.

Adjusted EBITDA is a supplemental measure used by Willdan’s management to measure its operating performance. Willdan defines Adjusted EBITDA as net income (loss) plus net interest expense, income tax expense (benefit), depreciation and amortization, goodwill impairment and other non-recurring income and expense items occurring in such period.  Willdan believes Adjusted EBITDA is useful to investors, research analysts, investment bankers and lenders because it removes the impact of certain non-recurring income and expense items from its operational results, which may facilitate comparison of its results from period to period.  A reconciliation of net income (loss) as reported in accordance with U.S. GAAP to Adjusted EBITDA is provided at the end of this news release.

Willdan’s definition of Revenues, net of subcontractor costs and Adjusted EBITDA may differ from other companies reporting similarly names measures. These measures should be considered in addition to, and not as a substitute for, or superior to, other measures of financial performance prepared in accordance with U.S. GAAP, such as contract revenues and net income.

Conference Call Details

Chief Executive Officer Thomas Brisbin and Chief Financial Officer Stacy McLaughlin will host a conference call today, March 25, 2014, at 5:00 p.m. Eastern Time/2:00 p.m. Pacific Time, to discuss Willdan’s financial results and provide a business update.

Interested parties may participate in the conference call by dialing 877-941-0844 (480-629-9835 for international callers).  When prompted, ask for the “Willdan Group, Inc., Fourth Quarter 2013 Conference Call.”  The conference call will be webcast simultaneously on Willdan’s website at www.willdan.com under Investors: Events.

The telephonic replay of the conference call may be accessed approximately two hours after the call through April 8, 2013, by dialing 800-406-7325 (303-590-3030 for international callers).  The replay access code is 4662028.  The webcast replay will be archived for 12 months.

About Willdan Group, Inc.

Celebrating its 50th year of business, Willdan provides outsourced professional technical and consulting services to public agencies, public and private utilities, and commercial and industrial firms throughout the United States. Willdan benefits from well-established relationships, industry-leading expertise and a solid reputation for delivering projects on time and on budget. The company’s service offerings span a broad set of complementary disciplines that include engineering and planning, energy efficiency and sustainability, financial and economic consulting, and national preparedness. Willdan has crafted this set of integrated services so that, in the face of an evolving environment—whether economic, natural, or built—Willdan can continue to extend the reach and resources of its clients. For additional information, visit Willdan’s website at www.willdan.com.

Forward Looking Statements

Statements in this press release that are not purely historical, including statements regarding Willdan’s intentions, hopes, beliefs, expectations, representations, projections, estimates, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties including, but not limited to, the risk that Willdan will not be able to expand its services or meet the needs of customers in markets in which it operates. It is important to note that Willdan’s actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, a slowdown in the local and regional economies of the states where Willdan conducts business and the loss of or inability to hire additional qualified professionals. Willdan’s business could be affected by a number of other factors, including the risk factors listed from time to time in Willdan’s SEC reports including, but not limited to, the Annual Report on Form 10-K to be filed for the year ended December 27, 2013. Willdan cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Willdan disclaims any obligation to, and does not undertake to, update or revise any forward-looking statements in this press release.

WILLDAN GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 27, 2013	December 28, 2012
Assets
Current assets:
Cash and cash equivalents, including restricted cash of $5,000,000 at December 27, 2013	$8,134,000	$10,006,000
Accounts receivable, net of allowance for doubtful accounts of $385,000 and $303,000 at December 27, 2013 and December 28, 2012, respectively	13,167,000	15,484,000
Costs and estimated earnings in excess of billings on uncompleted contracts	9,635,000	9,860,000
Other receivables	212,000	95,000
Prepaid expenses and other current assets	2,377,000	1,782,000
Total current assets	33,525,000	37,227,000

Equipment and leasehold improvements, net	691,000	979,000
Other intangible assets, net	—	12,000
Other assets	333,000	307,000
Deferred income taxes, net of current portion	3,688,000	3,452,000
Total assets	$38,237,000	$41,977,000

Liabilities and Stockholders’ Equity
Current liabilities:
Excess of outstanding checks over bank balance	$1,473,000	$1,188,000
Borrowings under line of credit	—	3,000,000
Accounts payable	3,957,000	6,983,000
Accrued liabilities	5,808,000	5,306,000
Billings in excess of costs and estimated earnings on uncompleted contracts	2,247,000	3,419,000
Current portion of notes payable	517,000	628,000
Current portion of capital lease obligations	129,000	152,000
Current portion of deferred income taxes	3,688,000	3,452,000
Total current liabilities	17,819,000	24,128,000

Capital lease obligations, less current portion	85,000	124,000
Deferred lease obligations	120,000	374,000
Total liabilities	18,024,000	24,626,000

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 40,000,000 shares authorized; 7,375,000 and 7,335,000 shares issued and outstanding at December 27, 2013 and December 28, 2012, respectively	74,000	73,000
Additional paid-in capital	34,654,000	34,423,000
Accumulated deficit	(14,515,000)	(17,145,000)
Total stockholders’ equity	20,213,000	17,351,000
Total liabilities and stockholders’ equity	$38,237,000	$41,977,000

Willdan Group, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

	Fiscal Year		Three Months Ended
	2013	2012	December 27, 2013	December 28, 2012

Contract revenue	$85,510,000	$93,443,000	$22,462,000	$22,947,000

Direct costs of contract revenue (exclusive of depreciation and amortization shown separately below):
Salaries and wages	24,098,000	23,218,000	5,990,000	5,605,000
Subcontractor services and other direct costs	24,831,000	35,741,000	7,495,000	7,754,000
Total direct costs of contract revenue	48,929,000	58,959,000	13,485,000	13,359,000

General and administrative expenses:
Salaries and wages, payroll taxes and employee benefits	20,555,000	22,421,000	5,122,000	5,079,000
Facilities and facility related	4,654,000	4,871,000	1,150,000	1,212,000
Stock-based compensation	150,000	227,000	26,000	46,000
Depreciation and amortization	517,000	671,000	116,000	153,000
Lease abandonment (recovery), net	30,000	26,000	17,000	(1,000)
Impairment of goodwill	—	15,208,000	—	—
Other	8,067,000	10,315,000	1,995,000	1,874,000
Total general and administrative expenses	33,973,000	53,739,000	8,426,000	8,363,000
Income (loss) from operations	2,608,000	(19,255,000)	551,000	1,225,000

Other income (expense):
Interest income	10,000	6,000	2,000	2,000
Interest expense	(94,000)	(106,000)	(8,000)	(26,000)
Other, net	238,000	(28,000)	203,000	7,000
Total other income (expense), net	154,000	(128,000)	197,000	(17,000)
Income (loss) before income taxes	2,762,000	(19,383,000)	748,000	1,208,000

Income tax expense (benefit)	132,000	(2,083,000)	47,000	908,000
Net income (loss)	$2,630,000	$(17,300,000)	$701,000	$300,000

Earnings (loss) per share:
Basic	$0.36	$(2.37)	$0.10	$0.04
Diluted	$0.35	$(2.37)	$0.09	$0.04

Weighted-average shares outstanding:
Basic	7,355,000	7,310,000	7,375,000	7,335,000
Diluted	7,495,000	7,310,000	7,520,000	7,343,000

WILLDAN GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Year
	2013	2012
Cash flows from operating activities:

Net income (loss)	$2,630,000	$(17,300,000)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	585,000	737,000
Deferred income taxes	—	(2,249,000)
Goodwill impairment	—	15,208,000
Lease abandonment expense, net	30,000	26,000
(Gain) loss on sale of equipment	(6,000)	18,000
Provision for doubtful accounts	101,000	673,000
Stock-based compensation	150,000	227,000
Changes in operating assets and liabilities:
Accounts receivable	2,216,000	625,000
Costs and estimated earnings in excess of billings on uncompleted contracts	225,000	10,812,000
Income tax receivable	—	—
Other receivables	(117,000)	80,000
Prepaid expenses and other current assets	(595,000)	(58,000)
Other assets	(26,000)	76,000
Accounts payable	(3,026,000)	(1,199,000)
Accrued liabilities	502,000	(4,886,000)
Billings in excess of costs and estimated earnings on uncompleted contracts	(1,172,000)	2,667,000
Deferred lease obligations	(284,000)	(186,000)
Net cash provided by operating activities	1,213,000	5,271,000

Cash flows from investing activities:
Purchase of equipment and leasehold improvements	(306,000)	(359,000)
Proceeds from sale of equipment	27,000	20,000
Net cash used in investing activities	(279,000)	(339,000)

Cash flows from financing activities:
Changes in excess of outstanding checks over bank balance	285,000	(589,000)
Payments on notes payable	(621,000)	(663,000)
Proceeds from notes payable	510,000	614,000
Borrowings under line of credit	—	11,663,000
Repayments of line of credit	(3,000,000)	(8,919,000)
Principal payments on capital leases	(62,000)	(164,000)
Proceeds from stock option exercise	9,000	11,000
Proceeds from sales of common stock under employee stock purchase plan	73,000	120,000
Net cash (used in) provided by financing activities	(2,806,000)	2,073,000

Net (decrease) increase in cash and cash equivalents	(1,872,000)	7,005,000
Cash and cash equivalents, including restricted cash, at beginning of the year	10,006,000	3,001,000
Cash and cash equivalents, including restricted cash, at end of the year	$8,134,000	$10,006,000

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$100,000	$106,000
Income taxes	324,000	139,000
Supplemental disclosures of noncash investing and financing activities:
Equipment acquired under capital leases	$87,000	$151,000

Willdan Group, Inc. and Subsidiaries

Reconciliation of GAAP Revenue and “Revenue, Net of Subcontractor Costs”

	Fiscal Year Ended
	December 27,	December 28,	Change
	2013	2012	$	%

Contract revenue	$85,510,000	$93,443,000	$(7,933,000)	(8)%
Subcontractor costs	16,840,000	36,184,000	(19,344,000)	(53)%

Revenue, net of subcontractor costs	68,670,000	57,259,000	11,411,000	20%

Willdan Group, Inc. and Subsidiaries

Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA

The following is a reconciliation of net income (loss) to Adjusted EBITDA:

	Fiscal Year
	2013	2012	2011	2010	2009
Net income (loss)	$2,630	$(17,300)	$1,830	$2,720	$(5,575)
Interest income	(10)	(6)	(5)	(12)	(30)
Interest expense	94	106	77	54	38
Income tax expense (benefit)	132	(2,083)	1,500	344	(1,931)
Lease abandonment expense (recovery)	30	26	2	(68)	707
Impairment of goodwill	—	15,208	—	—	2,763
Depreciation and amortization	585	737	944	1,053	1,814
(Gain) loss on sale of assets	(6)	18	2	(17)	6
Litigation reversal	—	—	—	—	(1,125)
Adjusted EBITDA	$3,455	$(3,294)	$4,350	$4,074	$(3,333)

Contact:

Willdan Group, Inc.	Investor/Media Contact
Stacy McLaughlin	Financial Profiles, Inc.
Chief Financial Officer	Tel: 310-478-2700
Tel: 714-940-6300	Moira Conlon: mconlon@finprofiles.com
smclaughlin@willdan.com	Jody Cain: jcain@finprofiles.com